Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and among AMPLIFY ENERGY CORP., a Delaware corporation (“Parent”), AMPLIFY ENERGY SERVICES LLC, a Delaware limited liability company (the “Employer”, and, as the context requires, together with Parent, the “Company”), and Daniel Furbee (the “Employee”), effective as of November 1, 2023 (the “Effective Date”), on the terms set forth herein. Parent, the Employer and Employee may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

WHEREAS, the Parties intend for the terms of this Agreement to govern the terms of the Employee’s employment with the Company as of the Effective Date and to replace and supersede any prior agreements, understandings, discussions or negotiations, whether written or oral, between the Parties relating to the subject matter hereof, including, without limitation, that certain employment agreement between Parent and the Employee, dated as of March 17, 2023 (the “Prior Agreement”). For the avoidance of doubt, prior to the Effective Date, the terms of the Prior Agreement shall continue to apply.

Accordingly, the Parties, intending to be legally bound, agree as follows:

1.	Position and Duties.

1.1Employment; Titles; Reporting. The Company agrees to continue to employ the Employee and the Employee agrees to continue employment with the Company, upon the terms and subject to the conditions provided under this Agreement. During the Employment Term (as defined in Section 2), the Employee will serve the Company as its Senior Vice President and Chief Operating Officer. In such capacity, the Employee will report to the Chief Executive Officer of the Company (the “Reporting Person”) or such position designated by the Reporting Person and otherwise will be subject to the direction and control of the Reporting Person or such position designated by the Reporting Person, and the Employee will have such duties, responsibilities and authorities as may be assigned to the Employee by the Reporting Person or such position designated by the Reporting Person from time to time to the extent consistent with Employee’s position as Senior Vice President and Chief Operating Officer in a publicly traded company comparable to Parent.

1.2Duties. During the Employment Term, the Employee will devote substantially all of the Employee’s full working time to the business and affairs of the Company, will use the Employee’s best efforts to promote the Company’s interests and will perform the Employee’s duties and responsibilities faithfully, diligently and to the best of the Employee’s ability, consistent with sound business practices. The Employee may be required by the Reporting Person and/or the Board of Directors of Parent (the “Board”) to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of Parent or the Employer. The Employee will comply with the Company’s policies, codes and procedures, as they may be in effect from time to time, applicable to executive officers of the Company. Subject to the preceding sentence, the Employee may, with the prior written approval of the Reporting Person in each instance, engage in other business and charitable activities, provided that such charitable and/or other business activities do not violate Section 7, create a conflict of interest or the appearance of a conflict of interest with the Company, or interfere, individually or in the aggregate, with the performance of the Employee’s obligations to the Company under this Agreement.

1.3Place of Employment. The Employee will perform the Employee’s duties under this Agreement at the Company’s offices in Houston, Texas. The Employee understands and agrees that Employee will be required to travel from time to time for purposes of the Company’s business.

2.	Term of Employment.

The term of the Employee’s employment by the Company under this Agreement (the “Employment Term”) will commence on the Effective Date and will continue until the Employee’s employment is terminated by any Party under Section 5. The date on which the Employee’s employment ends is referred to in this Agreement as the “Termination Date.” For the purpose of Sections 5 and 6 of this Agreement, the Termination Date shall be the date upon which the Employee incurs a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations issued thereunder (collectively, “Code Section 409A”).

3.	Compensation.

3.1Base Salary. During the Employment Term, the Employee will be entitled to receive a base salary (“Base Salary”) at an annual rate of not less than $364,000 for services rendered to the Company, payable in accordance with the Employer’s regular payroll practices. The Employee’s Base Salary shall be reviewed annually by the Board and may be adjusted upward in the Board’s sole discretion, but not downward.

3.2Bonus Compensation. During the Employment Term, the Employee shall be eligible for discretionary cash bonus compensation with a target of 70% of the Employee’s Base Salary (the “Target Bonus”) for each complete calendar year that the Employee is employed by the Company hereunder (any bonus compensation payable, the “Annual Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable calendar year have been achieved, but in no event later than March 15 following the end of such calendar year. Notwithstanding anything in this Section 3.2 to the contrary, but subject to Section 6 below, no Annual Bonus, if any, nor any portion thereof, shall be payable for any calendar year unless the Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid.

3.3Long-Term Incentive Compensation. Long-term incentive compensation awards may be made to the Employee from time to time during the Employment Term by the Board in its sole discretion, whose decision will be based upon performance and award guidelines for executive officers of the Company established periodically by the Board in its sole discretion.

4.	Expenses and Other Benefits.

4.1Reimbursement of Business Expenses. The Employee will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Employee during the Employment Term (in accordance with the policies and practices presently followed by the Company or as may be established by the Board from time to time for the Company’s senior executive officers) in performing services under this Agreement, provided that the Employee properly accounts for such expenses in accordance with the Company’s policies as in effect from time to time. Each reimbursement shall be paid within 30 days after it has been properly submitted to the Company by the Employee in accordance with all applicable policies.

4.2Paid Time Off. The Employee shall be entitled to paid time off in accordance with the Company’s policy as then in effect (prorated for any calendar year during which the Employee is employed with the Company for less than the entire year, based on the number of days that the Employee is employed with the Company during such calendar year). The Company’s policy in effect as of the Effective Date provides the Employee with 200 hours of paid time off per calendar year.

4.3Other Employee Benefits. In addition to the foregoing, during the Employment Term, the Employee will be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Company from time to time.

5.	Termination of Employment.

5.1Death. The Employee’s employment under this Agreement will terminate upon the Employee’s death.

5.2	Termination by the Company.

(a)Terminable at Will. The Company may terminate the Employee’s employment under this Agreement at any time with or without Cause (as defined below).

(b)Definition of Cause. For purposes of this Agreement, “Cause” means any of the Employee’s: (1) conviction of a felony, or plea of guilty or nolo contendere to, any felony or any crime of moral turpitude; (2) repeated intoxication by alcohol or drugs during the performance of the Employee’s duties; (3) embezzlement or other willful and intentional misuse of any of the funds of the Company or its direct or indirect subsidiaries; (4) commission of a demonstrable act of fraud; (5) willful and material misrepresentation or concealment on any written reports submitted to the Company or its direct or indirect subsidiaries; (6) material breach of this Agreement or any other agreement with the Company; (7) failure to follow or comply with the reasonable, material and lawful written directives of the Board; or (8) conduct constituting a material breach of the Company’s then-current code of conduct or other similar written policy which has been provided to the Employee.

(c)Notice and Cure Opportunity in Certain Circumstances. The Employee may be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute Cause hereunder according to the following terms: The Board shall give the Employee written notice stating with reasonable specificity the nature of the circumstances determined by the Board in its reasonable and good faith judgment to constitute Cause. If, in the reasonable and good faith judgment of the Board, the alleged breach is reasonably susceptible to cure, the Employee will have 15 days from the Employee’s receipt of such notice to effect the cure of such circumstances or such breach to the reasonable and good faith satisfaction of the Board. The Board will state whether the Employee will have such an opportunity to cure in the initial notice of Cause referred to above. Prior to a termination for Cause, in those instances where the initial notice of Cause states that the Employee will have an opportunity to cure, the Company shall provide an opportunity for the Employee (with legal counsel) to be heard by the Board or a Board committee designated by the Board to hear the Employee. The decision as to whether the Employee has satisfactorily cured the alleged breach shall be made at such meeting. If, in the reasonable and good faith judgment of the Board, the alleged breach is not reasonably susceptible to cure, or such circumstances or breach have not been satisfactorily cured within such 15-day cure period, such breach will thereupon constitute Cause hereunder.

5.3	Termination by the Employee.

(a)Terminable at Will. The Employee may terminate the Employee’s employment under this Agreement at any time with or without Good Reason (as defined below).

(b)Notice and Cure Opportunity. If such termination is for Good Reason, the Employee will give the Company written notice, which will identify with reasonable specificity the grounds for the Employee’s resignation and provide the Company with 30 days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if such notice is given by the Employee to the Company more than 45 days after the first occurrence of the event that the Employee alleges is Good Reason for the Employee’s termination hereunder. The Employee must actually terminate Employee’s employment within 30 days following the expiration of the Company’s 30-day cure period. Otherwise, any claim of such circumstances constituting “Good Reason” shall be deemed irrevocably waived by the Employee.

(c)Definition of Good Reason. For purposes of this Agreement, “Good Reason” will mean any of the following to which the Employee will not consent in writing: (i) a relocation of the Employee’s principal work location to a location in excess of 40 miles from its then current location (provided that, a relocation shall not include: (A) the Employee’s travel for business in the course of performing the Employee’s duties for the Company, (B) the Employee working remotely or (C) the Company requiring the Employee to report to the office within the Employee’s principal place of employment (instead of working remotely)); (ii) a reduction in the Employee’s then current Base Salary or Target Bonus, or both; (iii) a material breach of any provision of this Agreement by the Company; or (iv) any material reduction in the Employee’s title, authority, duties, responsibilities or reporting relationship from those in effect as of the Effective Date, except to the extent such reduction occurs in connection with the Employee’s termination of employment for Cause or due to the Employee’s death or Disability.

5.4Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.1) will be communicated by written Notice of Termination to the other Party hereto in accordance with Section 8.7. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon,

(b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which Termination Date will be not more than 30 days after the giving of such notice).

5.5Disability. If the Company determines in good faith that the Disability (as defined herein) of the Employee has occurred during the Employment Term, it may, without breaching this Agreement, give to the Employee written notice in accordance with Section 5.4 of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company will terminate effective on the 30th day after receipt of such notice by the Employee, provided that, within 30 days after such receipt, the Employee has not returned to full-time performance of the Employee’s duties hereunder.

“Disability” means the earlier of (a) written determination by a physician selected by the Company and reasonably agreed to by the Employee that the Employee has been unable to perform substantially the Employee’s usual and customary duties under this Agreement for a period of at least 120 consecutive days or a non-consecutive period of 180 days during any 12- month period as a result of incapacity due to mental or physical illness or disease; and (b) “disability” as such term is defined in the Company’s applicable long-term disability insurance plan. At any time and from time to time, upon reasonable request therefor by the Company, the Employee will submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. Any physician selected by Company shall be board certified in the appropriate field and shall have no actual or potential conflict of interest.

5.6Resignation from All Other Positions. Upon any termination of the Employment Term, the Employee will promptly resign, and will be deemed to have automatically resigned, from all positions that the Employee holds as a member of the Board (if applicable), officer, director or fiduciary of the Company or any of its affiliates. The Employee will take all actions reasonably requested by the Company to give effect to this provision.

6.Compensation of the Employee Upon Termination. Subject to the provisions of Section 6.10, the Employee shall be entitled to receive the amount specified upon the termination events designated below:

6.1Death. If the Employee’s employment under this Agreement is terminated by reason of the Employee’s death, the Employer shall pay to the person or persons designated by the Employee for that purpose in a notice filed with the Company, or, if no such person has been so designated, to the Employee’s estate, the following:

(a)an amount equal to the Employee’s accrued but unpaid then current Base Salary through the Termination Date, payable in a lump sum within 30 days following the Termination Date; plus

(b)any unpaid Annual Bonus with respect to the calendar year ending on or preceding the Termination Date, in an amount equal to the Annual Bonus amount that the Employee would have received (if any) had the Employee been employed by the Company on the payment date (the “Prior Year Bonus”), payable at the same time annual bonuses for such year are paid to actively-employed senior executives of the Company, in accordance with Section 3.2; plus

(c)a pro-rata portion of the Target Bonus for the calendar year in which the Termination Date occurs (determined by multiplying the amount of such Target Bonus which would be due for the full calendar year by a fraction, (i) the numerator of which is the number of days during the calendar year that the Employee is employed by the Company and (ii) the denominator of which is three hundred sixty-five (365)) (the “Pro Rata Bonus Amount”), payable within 70 days following the Termination Date; plus

(d)any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement, payable in a lump sum within 30 days following the Termination Date.

The Employee’s entitlement to the amounts set forth in Section 6.l(b) and Section 6.l(c) is subject to the provisions of Section 6.6.

Thereafter, the Company will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company (including with respect to any accrued but unused paid time off in accordance with Company policy and applicable law) and any payments or benefits required to be made or provided under applicable law.

6.2Disability. In the event of the Employee’s termination by reason of Disability pursuant to Section 5.5, the Employee will continue to receive the Employee’s Base Salary in effect immediately prior to the Termination Date and participate in applicable employee benefit plans or programs of the Company through the Termination Date, subject to offset dollar-for- dollar by the amount of any disability income payments provided to the Employee under any Company disability policy or program that is maintained by the Company. The Employer also shall pay to the Employee the amounts set forth in Section 6.l(a) through Section 6.l(d), at the times and subject to the conditions set forth in Section 6.1. Thereafter, the Company will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company (including with respect to any accrued but unused paid time off in accordance with Company policy and applicable law) and any payments or benefits required to be made or provided under applicable law.

6.3	By the Company for Cause or by the Employee without Good Reason.

(a)Termination by Company for Cause. If the Employee’s employment is terminated by the Company for Cause, the Employee will receive (i) the Employee’s accrued but unpaid then current Base Salary through the Termination Date, and (ii) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement, in each case, payable in a lump sum within 30 days following the Termination Date. Thereafter, the Company will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company (including with respect to any accrued but unused paid time off in accordance with Company policy and applicable law), and any payments or benefits required to be made or provided under applicable law. No bonus will be paid to the Employee for a termination of the Employee’s employment for Cause.

(b)Termination by Employee without Good Reason. If the Employee’s employment is terminated by the Employee without Good Reason, the Employee will receive (i) the Employee’s accrued but unpaid then current Base Salary through the Termination Date, and

(ii) any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement, in each case, payable in a lump sum within 30 days following the Termination Date. Thereafter, the Company will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company (including with respect to any accrued but unused paid time off in accordance with Company policy and applicable law), and any payments or benefits required to be made or provided under applicable law. No bonus will be paid to the Employee for a termination of the Employee’s employment without Good Reason.

6.4By the Employee for Good Reason or by the Company without Cause. Subject to the provisions of Section 6.6, if the Company terminates the Employee’s employment without Cause, or the Employee terminates Employee’s employment for Good Reason (each, a “Qualifying Termination”), then the Employee will be entitled to the following (with the amounts payable under clauses (b), (c), (e) and (f) below, collectively, the “Severance Benefits”):

(a)an amount equal to the Employee’s accrued but unpaid then current Base Salary through the Termination Date, payable in a lump sum within 30 days following the Termination Date; plus

(b)	the Prior Year Bonus (if any); plus

(c)the Pro Rata Bonus Amount, if any, payable within 70 days following the Termination Date; plus

(d)any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement; plus

(e)an amount equal to two times the Employee’s annual Base Salary as in effect on the day before the Termination Date, payable in a lump sum within 70 days following the Termination Date; plus

(f)subject to the Employee’s (i) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) continued copayment of premiums at the same level and cost to the Employee as if the Employee were a senior executive of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and Employee’s spouse and eligible dependents, if applicable) for a period of 12 months, provided that the Employee is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 6.4(f) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that the Employee obtains other employment that offers group health plan coverage, such continuation of coverage by the Company under this Section 6.4(f) shall cease as of the end of the month in which the Employee obtains such other employer-provided, group health plan coverage.

6.5Change of Control. Upon a Qualifying Termination that occurs within the 18- month period following a Change of Control (as defined in Parent’s Equity Incentive Plan), subject to the requirements of Section 6.6, then the Employee will be entitled to the following ((b), (c), (e), and (f) below, collectively the “Change of Control Severance Benefits”):

(a)an amount equal to the Employee’s accrued but unpaid current Base Salary through the Termination Date, payable in a lump sum within 30 days following the Termination Date; plus

(b)	the Prior Year Bonus (if any); plus

(c)the Pro Rata Bonus Amount, if any, payable within 70 days following the Termination Date; plus

(d)any other amounts that may be reimbursable by the Employer to the Employee as expressly provided under this Agreement; plus

(e)an amount equal to two times the sum of (x) the Employee’s annual Base Salary as in effect on the day before the Termination Date, and (y) the Target Bonus, payable in a lump sum within 70 days following the Termination Date; plus

(f)subject to the Employee’s (i) timely election of continuation coverage under the COBRA, and (B) continued copayment of premiums at the same level and cost to the Employee as if the Employee were a senior executive of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and Employee’s spouse and eligible dependents, if applicable) for a period of 12 months, provided that the Employee is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 6.5(f) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that the Employee obtains other employment that offers group health plan coverage, such continuation of coverage by the Company under this Section 6.5(f) shall cease as of the end of the month in which the Employee obtains such other employer-provided, group health plan coverage.

6.6	Conditions to Receipt of Certain Post-Termination Payments and Benefits.

(a)Release. As a condition to receiving the Prior Year Bonus (if any), the Pro Rata Bonus Amount and/or any Severance Benefits or Change of Control Severance Benefits to which the Employee may otherwise be entitled under Section 6.1, Section 6.2, Section 6.4, or Section 6.5, the Employee must execute and not revoke a general release of claims, which will include an affirmation of the restrictive covenants set forth in Section 7, substantially in the form attached hereto as Exhibit A (the “Release”). If the Release is not executed and non-revocable within 60 days after the Termination Date and prior to the date on which such payment and/or benefits are to be first paid or provided to the Employee, the Employee will not be entitled to the Prior Year Bonus (if any), the Pro Rata Bonus Amount, and/or any Severance Benefits or Change of Control Severance Benefits, as the case may be, and the Company will have no further obligations with respect to the provision of those payments and/or benefits except as may be required by law. If the Release consideration period spans two calendar years, no payments and/or benefits subject to the Release will be paid or provided until the later of (i) the date on which the Release becomes effective and non-revocable and (ii) January 2nd of the second calendar year.

(b)Limitation on Benefits. If, following a termination of employment that gives the Employee a right to the payment of the Prior Year Bonus (if any), the Pro Rata Bonus Amount and/or any Severance Benefits or Change of Control Severance Benefits to which the Employee may otherwise be entitled under Section 6.1, Section 6.2, Section 6.4, or Section 6.5, the Employee violates any of the covenants in Section 7 or as otherwise set forth in the Release, the Employee will have no further right or claim to the Prior Year Bonus (if any), the Pro Rata Bonus Amount and/or any Severance Benefits or Change of Control Severance Benefits to which the Employee may otherwise be entitled under Section 6.1, Section 6.2, Section 6.4, or Section

6.5 from and after the date on which the Employee engages in such activities, and the Company will have no further obligations with respect to such payments or benefits, and the covenants in Section 7 will nevertheless continue in full force and effect.

6.7Certain Amounts Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that take into account the Employee’s income will exclude the Prior Year Bonus (if any), the Pro Rata Bonus Amount and/or any Severance Benefits or Change of Control Severance Benefits to which the Employee may otherwise be entitled under Section 6.1, Section 6.2, Section 6.4, or Section 6.5.

6.8Exclusive Severance Benefits. The Prior Year Bonus (if any), the Pro Rata Bonus Amount and/or any Severance Benefits or Change of Control Severance Benefits to which the Employee may otherwise be entitled under Section 6.1, Section 6.2, Section 6.4, or Section 6.5 if they become payable under the terms of this Agreement, will be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company, excluding, for this purpose, any post-termination treatment of equity incentive awards provided under the terms of the governing award agreements.

6.9	Code Section 280G. Notwithstanding anything in this Agreement to the contrary:

(a)If any of the payments or benefits received or to be received by the Employee (including, without limitation, any payment or benefits received in connection with a “change of control” or the Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the (“280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6.9(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Employee of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Employee if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause

(i) above is less than the amount under clause (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any reduction made pursuant to this Section 6.9(a) shall be made in a manner determined by the Company that is consistent with the requirements of Code Section 409A and that maximizes the Employee’s economic position and after-tax income; for the avoidance of doubt, the Employee shall not have any discretion in determining the manner in which the payments and benefits are reduced.

6.10	Code Section 409A Compliance.

(a)The intent of the Parties is that payments and benefits under this Agreement comply with Code Section 409A; accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6.10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A,

(A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee,

(B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in- kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

(e)Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

7.	Restrictive Covenants.

7.1Confidential Information. During the Employment Term and thereafter, the Employee shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, any confidential matters or trade secrets of, or confidential and competitively valuable information concerning, Parent, the Employer and their respective direct or indirect subsidiaries (collectively, the “Company Group”), including, without limitation, information concerning their organization and operations, business and affairs, formulae, manufacturing processes, proprietary information, technical data, “know-how”, customer lists, details of client or consultant contracts, vendor and purchasing arrangements, terms and discounts, pricing methods and policies, financial information, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, technical processes, projects, financing/financial  projections,  budget  information  and  procedures,  marketing  plans  or strategies, and research products. The confidentiality obligations set forth in this Section 7.1 shall not apply to any information that becomes part of the public domain other than through the Employee’s disclosure in violation of the terms hereof. Nothing herein shall be construed as prohibiting the Employee from using or disclosing such confidential information as is necessary and has been authorized in Employee’s proper performance of services for the Company Group.

(a)SEC Provisions. The Employee understands that nothing contained in this Agreement limits the Employee’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”). The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to the Company. This Agreement does not limit the Employee’s right to receive an award for information provided to the SEC. This Section 7.1(a) applies only for the period of time that the Company is subject to the Dodd-Frank Act.

(b)Trade Secrets. The parties specifically acknowledge that 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, notwithstanding anything to the contrary in the foregoing, the Parties have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. If the Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding, if the Employee first files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.2No Interference. Notwithstanding any other provision of this Agreement, (a) the Employee may disclose confidential information (as described in Section 7.1 above) when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information, in each case, subject to the Employee’s obligations to notify the Company and first obtain a protective order, to the extent permitted by applicable law; and (b) nothing in this Agreement is intended to interfere with the Employee’s right to (i) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (ii) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies); (iii) file a claim or charge any governmental agency or entity; (iv) engage in concerted activity protected under the National Labor Relations Act (to the extent applicable), including relative to the terms and conditions of the Employee’s employment, the Employee’s ability to file unfair labor practice charges or assist others in doing so, and cooperate in any investigative process with the National Labor Relations Board; or (v) testify, assist or participate in an investigation, hearing, or proceeding conducted by any governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (b) above, the Employee may disclose confidential information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company and is not required to notify the Company of any such reports, disclosures or conduct.

7.3Return of Property. The Employee agrees to deliver promptly to the Company, upon termination of the Employee’s employment hereunder, or at any other time when the Company so requests, all documents relating to the business of the Company Group; provided, however, that the Employee will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Employee’s rights under this Agreement, copies of this Agreement and any attendant or ancillary documents specifically including any documents referenced in this Agreement and copies of any documents related to the Employee’s long-term incentive awards and other compensation.

7.4Non-Competition. The Employee acknowledges that the Employee (a) will perform services of a unique nature for the Company Group that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company Group, (b) will have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group, (c) would inevitably use or disclose such Confidential Information in the course of the Employee’s employment by a competitor, (d) will have access to the customers of the Company Group, (e) will receive specialized training and knowledge in connection with the Employee’s employment with the Company Group, and (f) will generate goodwill for the Company Group in the course of the Employee’s employment. Accordingly, during the Employment Term and for a period of 12 months immediately thereafter, the Employee agrees that the Employee will not, directly or indirectly, other than through the Company, engage or participate (or prepare to engage or participate), in any manner, whether directly or indirectly through an employee, employer, consultant, agent, principal, partner, more than 1% shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is in competition with the business of the Company Group in the leasing, acquiring, exploring or producing hydrocarbons and related products within the boundaries of, or within a ten-mile radius of the boundaries of, any mineral property interest of any member of the Company Group (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between any member of the Company Group and any third party), or any other property on which any of the Company Group has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), provided that the foregoing will not restrict the Employee from obtaining post-termination employment with an entity that only has de minimis operations in the restricted territory (as determined by the Board in good faith); provided that, this Section 7.4 will not preclude the Employee from making passive investments in securities of oil and gas companies which are registered on a national stock exchange, if (i) the aggregate amount owned by the Employee and Employee’s spouse and children, if any, does not exceed 1% of such company’s outstanding securities, and (ii) the aggregate amount invested in such investments by the Employee and Employee’s spouse and children does not exceed

$1,000,000.

7.5	Non-Solicitation; Non-Interference.

(a)During the Employment Term and for a period of 12 months immediately thereafter, the Employee agrees that Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, induce or attempt to induce any customer, supplier, agent, intermediary or other business relation of the Company Group with whom the Employee had material contact or about whom the Employee learned Confidential Information during the Employee’s employment with the Company Group to reduce or cease doing business with the Company Group, or interfere with the relationship between any such customer, supplier, agent, intermediary or business relation and the Company Group (including making any negative statements or communications concerning the Company Group); provided that nothing contained in this Section 7.5(a) will prohibit public advertising or general solicitations that are not specifically directed to customers, suppliers, licensees or other business relations of the Company Group.

(b)During the Employment Term and for a period of 12 months immediately thereafter, the Employee agrees that Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent. An employee, representative or agent shall be deemed covered by this Section 7.5(b) while so employed or retained and for a period of six months thereafter.

7.6Non-Disparagement. The Employee agrees not to make any negative, disparaging, detrimental or derogatory remarks or public statements (written, oral, telephonic, electronic, or by any other method) about the Company or any other member of the Company Group or their respective successors and assigns or any of their respective officers, directors, employees, shareholders, agents or products. The Company agrees to instruct its officers and directors to not make any negative, disparaging, detrimental or derogatory remarks or public statements (written, oral, telephonic, electronic or by any other method) about the Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.7	Assignment of Developments.

(a)The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (i) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company Group resources and/or within the scope of the Employee’s work with the Company Group or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company Group, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (ii) suggested by any work that the Employee performs in connection with the Company Group, either while performing the Employee’s duties with the Company Group or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company Group, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s earlier request. The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(b)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventio ns. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

7.8Injunctive Relief. The Employee acknowledges that a breach of any of the covenants contained in this Section 7 may result in material, irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely, and that , in the event of such a breach or threat of breach, the Company or any other member of the Company Group will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7.

7.9Adjustment of Covenants. The Parties consider the covenants and restrictions contained in this Section 7 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the Parties to have made it valid, enforceable and effective.

7.10Tolling. In the event of any violation of the provisions of this Section 7, the Employee agrees that the post-termination restrictions contained in this Section 7 will be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable restricted period will be tolled during any period of such violation.

7.11	Forfeiture Provision.

(a)Detrimental Activities. If the Employee engages in any activity that violates any covenant or restriction contained in this Section 7, in addition to any other remedy the Company may have at law or in equity, (i) the Employee will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law; (ii) all forms of equity compensation held by or credited to the Employee will terminate effective as of the date on which the Employee engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements; and (iii) any exercise, payment or delivery pursuant to any equity compensation award that occurred within one year prior to the date on which the Employee engages in that activity may be rescinded within one year after the first date that any member of the Board first became aware that the Employee engaged in that activity. In the event of any such rescission, the Employee will pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery (after deducting the Employee’s actual income tax liability incurred with respect to such gain or payment), in such manner and on such terms and condition as may be required. Notwithstanding any provision of this Agreement to the contrary, if the Employee disputes whether Employee has violated any covenant or restriction contained in Section 7, and such dispute has been adjudicated to a final decision pursuant to Section 8.5 in the Employee’s favor, the Company will pay to the Employee all amounts withheld or clawed back pursuant to this Section 7.11 to the extent ordered by a court of competent jurisdiction; provided that legal action in this respect is filed by the Employee within 60 days after being notified of the Company’s decision affecting the Employee under this Section 7.11.

(b)Right of Setoff. The Employee consents to a deduction from any amounts the Company owes the Employee from time to time (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Employee by the Company), to the extent of the amounts the Employee owes the Company under Section 7.11(a) (above). Whether or not the Company elects to make any setoff in whole or in part, if the Company does not recover by means of setoff the full amount the Employee owes, calculated as set forth above, the Employee agrees to pay immediately the unpaid balance to the Company.

8.	Miscellaneous.

8.1Assignment; Successors; Binding Agreement. This Agreement may not be assigned by any Party, whether by operation of law or otherwise, without the prior written consent of the other Parties, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of Parent, Employer or any affiliates for which the Employee performs substantial services. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

8.2Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Employee and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any Party of any breach by any other Party of, or of compliance with, any term or condition of this Agreement to be performed by any other Party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

8.3Entire Agreement. This Agreement, together with any documents specifically referenced in this Agreement, embodies the entire understanding of the Parties hereto, and, upon the Effective Date, will supersede all other oral or written agreements or understandings between them regarding the subject matter hereof (including the Prior Agreement); provided, however, that if there is a conflict between any of the terms in this Agreement and the terms in any award agreement between Parent and the Employee pursuant to any long-term incentive plan or otherwise, the terms of the award agreement shall govern. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by any Party which is not set forth expressly in this Agreement or the other documents referenced in this Section 8.3.

8.4Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas other than the conflict of laws provision thereof.

8.5	Consent to Jurisdiction; Service of Process; Waiver of Right to Jury Trial.

(a)Disputes. In the event of any dispute, controversy or claim between the Company and the Employee arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the Company and the Employee agree and consent to the personal jurisdiction of the state and local courts of Harris County, Texas and/or the United States District Court for the Southern District of Texas, Houston Division for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have any jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The Company and the Employee also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Employee at the Employee’s last known address as reflected in the Company’s records.

(b)Waiver of Right to Jury Trial. THE COMPANY AND THE EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF THE EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM.

8.6Withholding of Taxes. The Employer may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Employer fails to withhold any taxes required to be withheld by applicable law or regulation, the Employee agrees to indemnify the Employer for any taxes of the Employee that should have been withheld.

8.7Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other parties).

To the Company:

AMPLIFY ENERGY CORP.

Attn: General Counsel

500 Dallas Street, Suite 1700

Houston, TX 77002

Email: eric.willis@amplifyenergy.com

To the Employee:

At the address reflected in the Company’s written records.

Addresses may be changed by written notice sent to the other Party at the last recorded address of that Party.

8.8Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

8.9Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Electronic copies shall have the same force and effect as the originals.

8.10Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

8.11	Construction. As used in this Agreement, unless the context otherwise requires:

(a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

8.12Capacity; No Conflicts. The Employee represents and warrants to the Company that: (a) the Employee has full power, authority and capacity to execute and deliver this Agreement, and to perform the Employee’s obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which the Employee is a party or is otherwise bound, and (c) this Agreement is the Employee’s valid and binding obligation, enforceable in accordance with its terms.

8.13Clawback. Any amounts paid or benefits distributed to the Employee hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Company, to the extent such policy is applicable to the Employee, in accordance with Section 10D of the Securities Exchange Act of 1934, as amended, the rules promulgated thereunder, and the listing standards of the national securities exchange on which Parent’s securities are listed.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

AMPLIFY ENERGY CORP.

By: /s/ Martyn Willsher
Name: Martyn Willsher
Title: President and Chief Executive Officer

AMPLIFY ENERGY SERVICES LLC

By: /s/ Martyn Willsher
Name: Martyn Willsher
Title: President and Chief Executive Officer

EMPLOYEE

/s/ Daniel Furbee
Daniel Furbee

Exhibit A Release of Claims

Release of Claims

Reference is hereby made to that certain Employment Agreement, effective as of [ ], 20[ ], by and between Amplify Energy Corp. (the “Parent”), Amplify Energy Services LLC (the “Employer”, and, as the context requires, together with Parent, the “Company”), and [NAME] (the “Employment Agreement”). I, [NAME], and the Company are entering into this general release of claims (this “General Release”) made as of the Effective Date (as defined below) in connection with my separation from employment with the Company as provided herein. Accordingly, I hereby agree as follows:

1.	I agree that my employment with the Company shall end effective [ ], 20[ ] (the “Separation Date”). As of the Separation Date, I shall no longer be an employee of (or hold any other positions with) the Company. I agree not to hold myself out as a partner, member, director, officer or employee of, or as otherwise affiliated with, the Company (including on social media) after the Separation Date. In signing this General Release, I also acknowledge and represent that I have received all payments and benefits that I am otherwise entitled to receive (as of the date hereof) by virtue of my employment with the Company, including pay for all work I have performed for the Company through the date hereof (to the extent not previously paid) and pay, at my final base rate of pay, for any vacation time I earned but have not used as of the date hereof.

2.	Provided that I (i) execute this General Release within 21 days of receipt, (ii) do not revoke this General Release within seven calendar days of executing it, and (iii) comply with this General Release and the Continuing Obligations at all times, then Employer will provide me with the payments and benefits under [Section 6.4(b), (c), (e) and (f)][Section 6.5(b), (c), (e) and (f)] of the Employment Agreement (the “Severance Benefits”). I agree that the Severance Benefits are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

3.	Except as provided in paragraph 5 below and except for the provisions of the Employment Agreement which expressly survive the termination of the Employment Agreement, I knowingly and voluntarily (for myself, my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me) release and forever discharge Parent, the Employer and their respective subsidiaries and affiliates and all of their respective past, present, and future shareholders, directors, officers, employee benefit plans, administrators, trustees, agents, representatives, employees, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, rights and claims, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages and compensation, claims for costs and attorneys’ fees, or liabilities of any kind and nature whatsoever, whether in law or in equity, both past and present, (through the date I sign this General Release) and whether now known or unknown, suspected or unsuspected, contingent, claimed or otherwise, which I now have or ever have had against any of the Released

Parties (collectively, “Claims”): (i) from the beginning of time through the date upon which I execute this General Release; (ii) in any way related to, arising out of or connected with my employment and/or other relationship with, or my separation or termination from, any of the Released Parties; (iii) arising out of, or relating to, any agreement with any Released Parties, including, but not limited to, any other awards, policies, plans, programs or practices of the Released Parties that may apply to me or in which I may participate, including, but not limited to, any rights under the Employment Agreement; and (iv) arising out of, or relating to, my status as an employee, member, officer, or director of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including by the Older Workers Benefit Protection Act) (collectively, the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; or their federal, state, or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state, or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) . This is a general release that is intended to apply to all Claims I may have against the Released Parties through the date I execute this General Release, except those Claims that cannot be waived pursuant to applicable laws.

4.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 3 above.

5.	I agree that this General Release does not waive or release any rights or claims that arise after the date I execute this General Release. This General Release also does not waive any Claims for any vested pension benefits (if any), or for indemnification under the Employment Agreement or the Company’s D&O policy, by-laws, certificate of incorporation or other governing documents, or rights as an equity holder or under any equity-based award.

6.	I acknowledge that I am not waiving and am not being required to waive any right (i) as set forth in paragraph 5 or (ii) that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that I hereby waive the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which I am or become entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, nothing contained in this General Release limits, restricts or in any way affects either party’s right to (A) communicate with any governmental agency or entity or regulatory or any law enforcement authority or make other disclosures under the whistleblower provisions of

2

any applicable law, rule or regulation or (B) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity.

7.	I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to provide the Severance Benefits. I further agree that in the event I should bring a Claim seeking damages against Parent, Employer and/or any other Released Party, or in the event I should seek to recover against Parent, Employer and/or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 3 above as of the execution of this General Release.

8.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by Parent, Employer, any Released Party or myself of any improper or unlawful conduct. Rather, this General Release expresses the intention of the parties to resolve all issues and other claims related to or arising out of my employment by the Company or the termination of my employment.

9.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.	I acknowledge that I will continue to be bound by my obligations under the Employment Agreement that survive the termination of my employment by the terms thereof or by necessary implication, including without limitation my obligations set forth in Section 7 of the Employment Agreement (the “Continuing Obligations”). I further acknowledge that the obligation of Employer to provide the Severance Benefits, and my right to retain the same, are expressly conditioned upon my continued full performance of my obligations hereunder (including continued compliance with the Continuing Obligations).

11.	Subject to paragraph 12 of this General Release, I agree that I will never disparage or criticize Parent, Employer, their respective affiliates, their business, their management or their products or services, and that I will not otherwise do or say anything that could disrupt the good morale of employees of Parent, Employer or any of their respective affiliates or harm the interests or reputation of Parent, Employer or any of their affiliates.

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12.	Nothing in this General Release or any other agreement between me and the Company or any other policies of the Company shall prohibit or restrict me or my attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this General Release, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (c) accepting any U.S. Securities and Exchange Commission awards; or (d) engaging in concerted activity protected under the National Labor Relations Act (to the extent applicable), including relative to the terms and conditions of my employment, my ability to file unfair labor practice charges or assist others in doing so, and cooperating in any investigative process with the National Labor Relations Board. In addition, nothing in this General Release or any other agreement between me and the Company or any other policies of the Company prohibits or restricts me from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. Nothing in this General Release or any other agreement between me and the Company or any other policies of the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

13.	Upon my execution of this General Release, I acknowledge and agree that I have returned to the Company all documents and information (and all copies thereof) belonging or relating to the business of the Company as well as any other Company property or equipment which I have or have had in my possession at any time, including, but not limited to, files, notes, drawings, passwords, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers and/or cell phones), credit cards, entry cards, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

14.	This General Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party because that party drafted or caused that party’s legal representatives to draft any of its provisions. This General Release is personal to me and may not be assigned by me. This General Release is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-

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party beneficiaries of the releases set forth in paragraph 3, and it may be enforced by each of them. Except as otherwise designated herein, this General Release sets forth the parties’ entire agreement with respect to the subject matter herein and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect thereto (for the avoidance of doubt, any Continuing Obligations remain in effect).

15.	This General Release may not be modified or amended unless mutually agreed to in writing by the parties. This General Release may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this General Release that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) or is electronically signed (including via DocuSign or any other digital signature provider) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this General Release that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

16.	This General Release will be governed, construed and interpreted under the laws of the State of [Texas][Wyoming] without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The parties agree that any disputes between the parties shall be resolved only in the state or federal courts of [Texas][Wyoming], and unconditionally submit to the jurisdiction of such courts.

17.	This General Release creates legally binding obligations, and the Company has advised me to consult and attorney before I sign this General Release.

18.	Employer may withhold from any and all amounts payable under this General Release such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that the payments contemplated under this General Release be either compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”), and accordingly, to the maximum extent permitted, this General Release will be interpreted to be in compliance therewith or exempt therefrom. The parties hereby agree that my termination of employment and the Separation Date will constitute a “separation from service” within the meaning of Code Section 409A. Additionally, Section 6.10 of the Employment Agreement will apply mutatis mutandis to this General Release.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(1)	I HAVE READ IT CAREFULLY;

(2)I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE ADEA;

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(3)I AM ENTERING INTO THIS GENERAL RELEASE KNOWINGLY, VOLUNTARILY, AND IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION TO WHICH I WOULD NOT BE ENTITLED IN THE ABSENCE OF EXECUTING AND NOT REVOKING THIS GENERAL RELEASE;

(4)I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(5)I ACKNOWLEDGE I MAY NOT SIGN THIS GENERAL RELEASE BEFORE THE SEPARATION DATE;

(6)I AM BEING PROVIDED 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE, WHICH WAS [   ], 20[ ], TO CONSIDER THE TERMS OF THIS GENERAL RELEASE, ALTHOUGH I MAY SIGN IT TIME SOONER (THOUGH NOT PRIOR TO THE SEPARATION DATE). THE PARTIES AGREE THAT ANY REVISIONS OR MODIFICATIONS TO THIS GENERAL RELEASE, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THIS 21-DAY CONSIDERATION PERIOD. I HAVE SEVEN CALENDAR DAYS AFTER THE DATE ON WHICH I INITIALLY EXECUTE THIS GENERAL RELEASE TO REVOKE MY CONSENT TO THIS GENERAL RELEASE. SUCH REVOCATION MUST BE IN WRITING AND MUST BE EMAILED TO ERIC WILLIS AT ERIC.WILLIS@AMPLIFYENERGY.COM. NOTICE OF SUCH REVOCATION MUST BE RECEIVED WITHIN THE SEVEN CALENDAR DAYS REFERENCED ABOVE. IF I DO NOT SIGN THIS GENERAL RELEASE OR IF I REVOKE MY EXECUTION OF THIS GENERAL RELEASE WITHIN THE SEVEN-DAY PERIOD REFERENCE ABOVE, THIS GENERAL RELEASE SHALL BE NULL AND VOID. PROVIDED THAT I DO NOT REVOKE THIS GENERAL RELEASE AS PROVIDED HEREIN, THIS GENERAL RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH CALENDAR DAY AFTER THE DATE ON WHICH I SIGN THIS AGREEMENT (THE “EFFECTIVE DATE”), PROVIDED THAT IT HAS ALSO BEEN EXECUTED BY AN OFFICER OF PARENT AND EMPLOYER AND DELIVERED TO ME.

(7)I HAVE NOT RELIED ON ANY PROMISES OR REPRESENTATIVES, EXPRESS OR IMPLIED, THAT ARE NOT SET FORTH EXPRESSLY IN THIS GENERAL RELEASE; AND

(8)I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF PARENT, EMPLOYER AND BY ME.

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NOT TO BE EXECUTED PRIOR TO THE SEPARATION DATE

PARENT

Date:   By:  Its:

EMPLOYER

Date:   By:  Its:

[NAME]

Name:   Date:

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